                                   EXHIBIT 99
                                               --------------------------------
                                               CONTACTS:
                                                          RICHARD C.BAYLOR, CEO
                                                          PHONE:  740-435-2040
                                                    OR
                                                          MARK A. SEVERSON, CFO
                                                          PHONE:  740-435-2055
                                               --------------------------------
  ------------------------------
  FINAL
  ------------------------------

                                  NEWS RELEASE

RELEASE DATE:      DECEMBER 23, 2004

RELEASE TIME:      4:30 P.M.


                   CAMCO FINANCIAL ANNOUNCES THE RESTRUCTURING
                                OF FHLB ADVANCES

CAMBRIDGE, OHIO (NASDAQ: CAFI) - Camco Financial Corporation (Corporation) today announced that its wholly owned subsidiary, Advantage Bank (Bank), prepaid and restructured $144.1 million in convertible fixed rate borrowings from the Federal Home Loan Bank. The early repayment of the debt will result in a penalty charge of $18.88 million before tax or $12.46 million after tax. The convertible advances had a weighted average interest rate of 6.25% and an average term to maturity of approximately 5.61 years. The Bank replaced the advances plus the penalty with a structure of maturities ranging up to 5 years. The weighted average cost on the restructured borrowings was 3.59%.

Camco's CEO and President Richard C. Baylor, commented, "We fully anticipate that this decision will have positive effects on the Bank's earnings and performance ratios over the next several years and continues our focus of growing shareholder value and producing consistent long-term total returns."



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Baylor continued, "The transaction positions itself well in our balance sheet as a result of our recent and continuing efforts to manage towards shorter duration assets generated from commercial/commercial real estate and consumer loans. As of September 30, 2004, commercial/commercial real estate and consumer loans comprised 25% and 14% of the loan portfolio, respectively. This is in line with our long-term strategic plan objectives of reaching 30% and 20% or more for commercial/commercial real estate and consumer loans, respectively."

Baylor continued, "The immediate impact of the restructuring is estimated to reduce interest expense for the Corporation by over $3.33 million in the first year on a pre-tax basis and $2.20 million on an after tax basis. It is anticipated the first year incremental increase on earnings per share for the Corporation will be $.30. Management expects this transaction will assist the Corporation in achieving a return on average tangible equity in excess of 10% and improve the Corporation's net interest margin by approximately 31 basis points. Although the prepayment will reduce capital, the Corporation will remain well capitalized by all regulatory standards. The ratio of tangible equity to assets at December 31, 2005 is expected to be approximately 7.61%. Based on our analysis, we believe this investment of capital produces attractive benefits to our earnings outlook for the next several years and positions our company for solid future growth."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 30 offices in 35 communities in Ohio, Kentucky and West Virginia.



          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com

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Additional information about Camco Financial may be found on Camco's web site:
www.advantagebank.com.


The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.